                                                                    Exhibit 5.1

                                 March __, 2002

Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for Brocade Communications Systems, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of $550,000,000 aggregate principal amount of 2% Convertible Subordinated Notes due 2007 (the "Notes"), and such indeterminate number of shares of common stock, $0.001 par value, of the Company, as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company. In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the Notes and the Conversion Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

         We are of the opinion that the Notes have been duly authorized and are binding obligations of the Company entitled to the benefits of the Indenture dated as of December 21, 2001, between the Company and State Street Bank and Trust Company of California, N.A., as Trustee, subject to the following:

                  (a) We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution contained in the Notes, the Indenture and the Registration Rights Agreement dated as of December 21, 2001 between the Company and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Salomon Smith Barney, Inc. and Merrill Lynch, Pierce Fenner and Smith Incorporated (the "Registration Rights Agreement"), which may be limited by applicable law or equitable principles, or
(iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

                  (b) We express no opinion with respect to the validity, binding nature or enforceability of (i) any vaguely or broadly stated waiver contained in the Notes, the Indenture and the Registration Rights Agreement, including without limitation, the waivers of diligence, presentment, demand, protest or notice, (ii) any provisions of any Agreements imposing

Brocade Communications Systems, Inc.
March __, 2002
Page 2

penalties or forfeitures, late payment charges or any increase in interest rate (other than Liquidated Damages under the Registration Rights Agreement), upon delinquency in payment or the occurrence of a default to the extent they constitute a penalty or forfeiture or are otherwise contrary to the public policy (iii) any provision of the Notes, the Indenture and the Registration Rights Agreement to the effect that a statement, certificate, determination or record shall be deemed conclusive absent manifest error (or similar effect), including, without limitation, that any such statement, certificate, determination or record shall be deemed conclusive absent manifest error (or similar effect), including, without limitation, that any such statement, certificate, determination or record shall be prima facie evidence of a fact, or (iv) any provision of the Notes, the Indenture and the Registration Rights Agreement which provides that notice not actually received may be binding on any party.

                  (c) We express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Notes, the Indenture and the Registration Rights Agreement to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy or remedies does not preclude recourse to one or more other remedies or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

                  (d) We express no opinion as to any provision of the Notes, the Indenture and the Registration Rights Agreement requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

                  (e) The extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

                  (f) This opinion speaks only at and as of its date and is based solely on the facts and circumstance known to us at and as of such date. We express no opinion as to the effect on rights under the Agreements of any statute, rule, regulation or other law which is enacted or becomes effective after, or of any court decision which changes the law relevant to such rights

Brocade Communications Systems, Inc.
March __, 2002
Page 3

which is rendered after, the date of this opinion or the conduct of the parties following the closing of the contemplated transaction. In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision or otherwise.

         We are of the further opinion that the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the terms of the Indenture, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus included therein. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                           Sincerely,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation